Exhibit 23.2

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Titan Pharmaceuticals, Inc., pertaining to the Company’s 1995 Stock Option Plan, as amended and restated, 1998 Stock Option Plan, 2001 Non-Qualified Stock Option Plan and 2002 Stock Incentive Plan, (collectively, the “Plans”) and the Company’s Employment Agreement with Sunil Bhonsle and Employment Agreements with Marc Rubin (together, the “Employment Agreements”), of our report dated March 30, 2010 on the consolidated financial statements of Titan Pharmaceuticals, Inc. included in the Registration Statement on Form 10 for the year ended December 31, 2009, as filed with the Securities and Exchange Commission.

/S/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

ODENBERG, ULLAKKO, MURANISHI & CO. LLP
San Francisco, California
December 14, 2010